SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 9, 2004

SWIFT TRANSPORTATION CO., INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	0-18605	86-0666860

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 South 75th Avenue, Phoenix, Arizona	85043

(Address of Principal Executive Offices)	(Zip Code)

(602) 269-9700

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

ITEM 9. REGULATION FD DISCLOSURE
SIGNATURES

ITEM 9. REGULATION FD DISCLOSURE

     References to the “Company,” “Swift,” “we,” “our” and “us” in this Current Report on Form 8-K refer to Swift Transportation Co., Inc., and its consolidated subsidiaries where applicable.

     The Board of Directors of the Company has adopted an amended and restated Securities Trading Policy, to govern trading in Swift securities by employees, officers, directors, and consultants, as well as repurchases of stock by the Company. Consistent with its prior policy, the policy precludes all employees (and the Company) from trading on material undisclosed information. It also precludes employees from engaging in short sales, or trading puts and calls on Swift securities, and cautions against purchases on margin.

     Officers, directors and other “covered persons” are subject to greater restrictions. All of their trades must be pre-cleared by the Chief Financial Officer or Vice President of Financial Reporting, after consultation, in appropriate circumstances, with securities counsel and/or the Chairman of the Nominating/Corporate Governance Committee or Audit Committee. The prior policy provided for pre-clearance of trades if the covered person had any question or concern, and mandatory notice of trades to facilitate timely reporting by “insiders” of trades under Section 16 of the Securities Exchange Act of 1934.

     The new policy also sets forth various blackout periods, during which the Company and covered persons are precluded or limited from repurchasing or trading in Swift securities. Blackout periods include, subject to exceptions, an earnings blackout period that lasts from the first day of the last month of a quarter until 2 trading days after the earnings release for the quarter (the old policy also had an earnings blackout period, commencing 3 weeks before each earnings release and ending 2 days thereafter), the period around the time of Board meetings, and, as required by law, the period around the time of changes in benefit plan administrators (during which trading in Swift securities in the plan’s accounts is precluded).

     Jerry Moyes, Chairman of the Board and Chief Executive Officer, has deposited the deemed profits of $622,000, on trades of 187,000 shares made prior to a recent press release. The trust is administered by the Company’s independent directors, through the Nominating/Corporate Governance Committee. The trust arrangement was put in place to avoid any appearance of impropriety relating to trades that preceded a press release on earnings expectations and the extension of the Company’s repurchase program.

     Swift also announced that the Securities and Exchange Commission has commenced an informal inquiry of selected repurchases and trades of Company stock. The Company and Mr. Moyes intend to cooperate fully with the SEC.

     Nothing herein shall be deemed to be an admission of liability or culpability by any person.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 9, 2004

SWIFT TRANSPORTATION CO., INC.

/s/ Gary Enzor

By:	Gary Enzor
Chief Financial Officer